Exhibit 5.1

Harney Westwood & Riegels
3rd Floor, Harbour Place
103 South Church Street, PO Box 10240
Grand Cayman KY1-1002, Cayman Islands
Tel: +1 345 949 8599
Fax: +1 345 949 4451

19 July 2023

philip.graham@harneys.com

+1 284 852 2551

056136.0001

SAI.TECH Global Corporation

#01-05 Pearl’s Hill Terrace

Singapore

168976

Dear SAI.TECH Global Corporation

SAI.TECH Global Corporation (the Company)

We are lawyers qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company’s F-3 Registration Statement, as may be amended from time to time (the “Statement”) and the offering of up to $300,000,000 of the Company’s Class A Ordinary Shares, par value $0.0001 per share, debt securities, warrants, rights, and units, or any combination thereof, including in one or more series, together or separately, as described in the Statement (the “Securities”).

In this opinion the “Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands. Capitalised terms used in this opinion shall have the meaning given to them in the Statement, unless the context otherwise provides.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 11 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Authorised Capital. The authorised share capital of the Company is US$35,000 consisting of 350,000,000 shares of par value US$0.0001 each, divided into 330,369,366 Class A Ordinary Shares of par value US$0.0001 each, 9,630,634 Class B Ordinary Shares of par value US$0.0001 each and 10,000,000 Preference Shares of par value US$0.0001 each.

Harney Westwood & Riegels is registered under the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

3	Issued Securities. As of the date of the Director’s Certificate, the Company had 14,113,299 Class A Ordinary Shares issued and outstanding, and 2,244,493 IPO Warrants, to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, issued and outstanding. 9,630,634 Class B Ordinary Shares are issued and outstanding, and there are no Preference Shares issued and outstanding.

4	Capacity and Power. The execution and delivery of the Statement by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

5	The Securities. The Securities, as contemplated by the Statement, have been duly authorised by all necessary corporate action of the Company and upon the issue of the corresponding Class A Ordinary Shares (by the entry of the name of the relevant registered owner in the register of members of the Company (the Register of Members) confirming that such shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the memorandum and articles of association of the Company, the shares will have been validly issued, fully paid and non- assessable.

As a matter of Cayman Islands law, a share is only issued when it has been entered in the Register of Members.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only). Notwithstanding the above we hereby consent to the filing of this opinion letter as an exhibit to the Statement.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels